Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

This pricing supplement amends and restates the pricing supplement filed on July 28, 2023.

Pricing Supplement Dated July 26, 2023 To the Product Prospectus Supplement ERN-ES-1, the Prospectus Supplement and the Prospectus, Each Dated September 14, 2021	$2,352,000 Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due July 30, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Barrier Return Notes Linked to a Basket of Three Common Stocks (the “Notes”) linked to an equally-weighted basket (the “Basket”) of three equity securities (each, a “Basket Component,” and collectively, the “Basket Components”). The Initial Basket Level was set to 100.00.
The Basket Components and their ticker symbols are: Alphabet Inc. (“GOOGL”), Microsoft Corporation (“MSFT”) and NVIDIA Corporation (“NVDA”).
The CUSIP number for the Notes is 78016NLF2. The Notes do not pay interest.
The Notes will be automatically called for a Call Payment equal to 114.00% of the principal amount if the Observation Level of the Basket on July 29, 2024 (the "Observation Date") is greater than or equal to the Initial Basket Level.
The Notes provide a 150% leveraged positive return if the Final Basket Level (as defined below) of the Basket is greater than the Initial Basket Level. If the Final Basket Level is less than or equal to the Initial Basket Level, but is greater than or equal to 70% of the Initial Basket Level (the "Barrier Level"), we will pay the principal amount of the Notes. However, if the Final Basket Level is less than its Barrier Level, investors will lose 1% of the principal amount for each 1% that the Final Basket Level is less than its Barrier Level.
Any payments on the Notes are subject to our credit risk. The Notes will not be listed on any securities exchange.
Issue Date: July 31, 2023. Maturity Date: July 30, 2026
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated September 14, 2021 and “page S-2 of the prospectus supplement dated September 14, 2021.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$2,352,000
Underwriting discounts and commissions(1)	2.25%	$52,920
Proceeds to Royal Bank of Canada	97.75%	$2,299,080
(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions.  The public offering price for investors purchasing the Notes in these accounts may be between $977.50 and $1,000 per $1,000 in principal amount.
RBC Capital Markets, LLC ("RBCCM"), acting as our agent, will receive a commission of $22.50 per $1,000 in principal amount of the Notes and will use a portion of that commission to allow selling concessions to other dealers of up to $22.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $962.38 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:
This pricing supplement relates to an offering of Auto-Callable Barrier Enhanced Return Notes (the “Notes”) linked to a basket (the “Basket”) of three equity securities (the “Basket Components”). The Basket Components, their respective Component Weights and their Initial Prices are indicated in the table below.

Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Denominations:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	July 26, 2023
Issue Date:	July 31, 2023
Valuation Date:	July 27, 2026
Maturity Date:	July 30, 2026, subject to extension for market and other disruptions, as described in the product prospectus supplement dated September 14, 2021.
Automatic Call:
If the Observation Level of the Basket is greater than or equal to the Initial Basket Level on the Observation Date, we will automatically redeem the Notes, and investors will receive an amount equal to the Call Payment on the Early Redemption Date. If the Notes are automatically called, no further payments will be made on the Notes after the Early Redemption Date.

Observation Date:	July 29, 2024, subject to postponement as described in the product prospectus supplement.
Early Redemption Date:	August 1, 2024, subject to postponement as described in the product prospectus supplement.
Interest Payments:	None. No payments will be made on the Notes prior to the maturity date.
Observation Level:
The “Observation Level” will be calculated based on the weighted returns of the Basket Components as of the Observation Date or the Valuation Date, as applicable, and will be equal to:
100 x [1 + (1/3 of the Basket Component Return for GOOGL) + (1/3 of the Basket Component Return for MSFT) + (1/3 of the Basket Component Return for NVDA)]

Basket Component Return:	For each Basket Component, the Basket Component Return will be: Observation Price – Initial Price Initial Price
Observation Price:
For each Basket Component, its closing price on the Observation Date or the Valuation Date, as applicable, as determined by the Calculation Agent, subject to adjustment in the discretion of the Calculation Agent, as set forth in the product prospectus supplement.

Initial Basket Level:	100.00

P-2	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
Final Basket Level:	The Observation Level of the Basket on the Valuation Date.
Payment at Maturity (if not automatically called and held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Basket Level:
If the Final Basket Level is greater than the Initial Basket Level (that is, the Percentage Change is positive), then the investor will receive an amount per $1,000 principal amount per Note equal to:
Principal Amount + [Principal Amount x (Percentage Change x Leverage Factor)]
If the Final Basket Level is less than or equal to the Initial Basket Level, but is greater than or equal to the Barrier Level (that is, the Percentage Change is between 0% and -30.00%), then the investor will receive the principal amount only.
If the Final Basket Level is less than the Barrier Level (that is, the Percentage Change is between ‑30.01% and -100%), then the investor will receive a cash payment equal to:
Principal Amount + (Principal Amount x Percentage Change)
You could lose all or a significant portion of the principal amount of the Notes if the Final Basket Level is less than the Barrier Level.

Stock Settlement	Not applicable. Payments on the Notes will be made solely in cash.
Percentage Change:
Barrier Level:	70.00, which is 70% of the Initial Basket Level
Initial Price:	For each Basket Component, its closing price on the Trade Date, as set forth in the table below, subject to adjustment as set forth in the product prospectus supplement.
Leverage Factor:	150%
Call Payment	114.00% of the principal amount, or $1,140 for each $1,000 in principal amount
The Basket:	Basket Component	Bloomberg Ticker	Component Weight	Initial Price
	Alphabet Inc.	GOOGL	1/3	$129.27
	Microsoft Corporation	MSFT	1/3	$337.77
	NVIDIA Corporation	NVDA	1/3	$454.52
Principal at Risk:	The Notes are NOT principal protected. You may lose a substantial portion of your principal amount at maturity if the Percentage Change is negative.
Calculation Agent:	RBCCM

P-3	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled derivative contract linked to the Basket Components for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Market Disruption Event:
The occurrence of a market disruption event (or a non-trading day) as to any of the Basket Components will result in the postponement of the Observation Date or the Valuation Date, as applicable, as to that Basket Component, as described in the product prospectus supplement, but not to any non-affected Basket Component.

Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated September 14, 2021).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” on pages P-2 through P-4 of this pricing supplement and the terms appearing under the captions “General Terms of the Notes” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement dated September 14, 2021, as modified by this pricing supplement.

P-4	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. In particular, please note that the return on the Notes is linked to a basket of common stocks. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and in the product prospectus supplement dated September 14, 2021, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-ES-1 dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121031259/brhc10028936_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the price of any Basket Component, or the value of the Basket, on any trading day prior to the Maturity Date. All examples are based on the Barrier Level of 70% of the Initial Basket Level, the Leverage Factor of 150%, and assume that the Notes are not automatically called on the Observation Date, that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	5%
	Payment at Maturity:	$1,000 + [$1,000 x (5% x 150%)] = $1,000 + $75 = $1,075
	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,075, a 7.50% return on the Notes.

Example 2 —	Calculation of the Payment at Maturity where the Percentage Change is negative (but is not less than -30%).
	Percentage Change:	-8%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT is not less than -30%, then the Payment at Maturity will equal the principal amount.
	On a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative (and is less than -30%).
	Percentage Change:	-40%
	Payment at Maturity:	$1,000 + ($1,000 x -40%) = $1,000 - $400 = $600
	On a $1,000 investment, a -40% Percentage Change results in a Payment at Maturity of $600, a ‑40% return on the Notes.

P-6	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
The table set forth below is included for illustration purposes only. The table illustrates the hypothetical payments at maturity for a hypothetical range of performance for the Basket, based on the Leverage Factor of 150% and the Barrier Level of 70% of the Initial Basket Level.
If the Notes are automatically called, the examples below will not be relevant, and you will receive on the Early Redemption Date the amount set forth in the "Summary" section above.
Hypothetical Percentage Changes are shown in the first column on the left. The second column shows the corresponding Redemption Amount for these Percentage Changes, expressed as a percentage of the principal amount of the Notes. The third column shows the Redemption Amount to be paid on the Notes per $1,000 in principal amount.

Hypothetical Percentage Change	Redemption Amount as Percentage of Principal Amount	Redemption Amount per $1,000 in Principal Amount
30.00%	145.00%	$1,450.00
20.00%	130.00%	$1,300.00
10.00%	115.00%	$1,150.00
5.00%	107.50%	$1,075.00
0.00%	100.00%	$1,000.00
-5.00%	100.00%	$1,000.00
-10.00%	100.00%	$1,000.00
-20.00%	100.00%	$1,000.00
-25.00%	100.00%	$1,000.00
-30.00%	100.00%	$1,000.00
-40.00%	60.00%	$600.00
-50.00%	50.00%	$500.00
-60.00%	40.00%	$400.00
-70.00%	30.00%	$300.00
-80.00%	20.00%	$200.00
-90.00%	10.00%	$100.00
-100.00%	0.00%	$0.00

The amounts above are entirely hypothetical; they are based on hypothetical levels of the Basket that may not be achieved on the Valuation Date, and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Basket. Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

P-7	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks

SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Lose All or a Substantial Portion of Your Principal Amount, Depending Upon the Performance of the Basket. — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Basket. If the Notes are not automatically called, and the Final Basket Level is less than the Barrier Level, you will lose 1% of the principal amount of the Notes for each 1% that the Final Basket Level is less than the Initial Basket Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
The Notes Are Subject to an Automatic Call —If the Notes are automatically called on the Observation Date, you may not be able to reinvest at comparable terms or returns. If the Notes are automatically called, you will receive no more further payments on the Notes, and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.  In addition, the fixed amount that you will receive upon an automatic call will be 114.00% of the principal amount, even if the value of the Basket increases by more than the percentage represented by that amount. The payment on the Notes upon an automatic call may also be less than it would have been at maturity if the Notes were not automatically called.

•
Owning the Notes Is Not the Same as Owning the Basket Components — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Basket Components. For example, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due upon an automatic call or on the maturity date is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the value of the Basket increases after the Trade Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

•
Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components — A change in the value of one Basket Component may not correlate with changes in the value of the other Basket Components. The value of one Basket Component may increase, while the value of the other Basket Components may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of the other Basket Components.

P-8	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Basket Components, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest
•
Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share prices of the Basket Components, could be adverse to the

P-9	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Basket Components (the “Basket Component Issuers”), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share prices of the Basket Components, and therefore, the market value of the Notes.
•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Basket Components, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Basket Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Risks Relating to the Basket Components
•
There Is No Affiliation Between the Basket Component Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Basket Component Issuers — We are not affiliated with the Basket Component Issuers. However, we and our affiliates may currently, or from time to time in the future engage, in business with any Basket Component Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Basket Components.

•
Each of the Stocks Included in the Basket Are Concentrated in a Single Sector — Each of the stocks included in the Basket are issued by companies in the technology sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the Basket Components, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
Adverse Conditions in the Technology Sector May Reduce Your Return on the Notes — All of the Basket Components are issued by companies whose primary lines of business are directly associated with the technology sector. The profitability of these companies is largely dependent on, for example, consumer demand for the companies’ products, the companies’ ability to generate advertising revenue, continued innovation, talent attraction and retention, maintaining intellectual property rights and industry competition. In addition, adverse economic, business or tax developments affecting the U.S. and/or the technology sector could affect the value of the Basket. Any of these factors may have an adverse effect on the value of the Notes.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The Observation Date, the payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-10	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
INFORMATION REGARDING THE BASKET COMPONENT ISSUERS
The Basket Components are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Basket Components may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Basket Component Issuers is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Basket Component Issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
Alphabet Inc. (“GOOGL”)
Alphabet Inc., through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products.
The company’s Class A common stock is listed on the Nasdaq Global Select Market (the "Nasdaq") under the ticker symbol “GOOGL.”
Microsoft Corporation (“MSFT”)
Microsoft Corporation develops, manufactures, licenses, sells and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. The company also develops video game consoles and digital music entertainment devices.
The company’s common stock is listed on the Nasdaq under the ticker symbol “MSFT.”
NVIDIA Corporation (“NVDA”)
NVIDIA Corporation designs, develops, and markets three-dimensional graphics processors and related software. The company offers products that provide interactive 3D graphics to the mainstream personal computer market.
The company’s common stock is listed on the Nasdaq under the ticker symbol “NVDA.”

P-11	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Basket Components. We obtained the information in the graphs below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Basket Components, or the value of the Basket, at any time. We cannot give you assurance that the performance of the Basket Components will not result in the loss of a substantial portion of your investment.
Alphabet Inc. (“GOOGL”)
The graph below illustrates the performance of this Basket Component from January 1, 2013 to July 26, 2023.

P-12	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
Historical Information for Microsoft Corporation (“MSFT”)
The graph below illustrates the performance of this Basket Component from January 1, 2013 to July 26, 2023.

P-13	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
NVIDIA Corporation (“NVDA”)
The graph below illustrates the performance of this Basket Component from January 1, 2013 to July 26, 2023.

P-14	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Basket Components or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Components or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-15	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on July 31, 2023, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 14, 2021. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-16	RBC Capital Markets, LLC

Auto-Callable Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket Components. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC on September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.

P-17	RBC Capital Markets, LLC